Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Amendment No. 1 to the Schedule 13G dated August 6, 2026 relating to the Common Stock, par value $0.001 per share, of Replimune Group, Inc. shall be filed on behalf of the undersigned.

MONTANOVA CAPITAL, LLC

By:	/s/ Andrew Nathanson
Name: Andrew Nathanson
Title: General Counsel and Chief Compliance Officer

Averill Master Fund, Ltd.

By:	/s/ Andrew Nathanson
Name: Andrew Nathanson
Title: Authorized Signatory

AARON COWEN

By:	/s/ Aaron Cowen